UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission
☐ Definitive Proxy Statement	Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ultratech, Inc.
(Name of Registrant as Specified In Its Charter)

Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐ Fee paid previously with preliminary materials.

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EGAN-JONES RECOMMENDS ULTRATECH
STOCKHOLDERS VOTE FOR BOTH NEUBERGER BERMAN
NOMINEES ON THE GOLD PROXY CARD

ISS, Glass Lewis and Egan-Jones Unanimously Recommend Stockholders Vote the GOLD Proxy Card for Dr. Ronald Black and Ms. Beatriz V. Infante

Neuberger Berman Remains Open to Discussions with Ultratech to Resolve Proxy Contest

NEW YORK, July 11, 2016 /PRNewswire/ -- Neuberger Berman LLC and certain of its affiliates (“Neuberger Berman”) that manage investment funds and client accounts that collectively own approximately 7.6% of the outstanding stock of Ultratech, Inc. (NASDAQ: UTEK) ("Ultratech" or the “Company”) has nominated two independent directors for the Board of Ultratech. The Ultratech Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held on July 19, 2016.

Today, Neuberger Berman announced that Egan-Jones & Co. (“Egan-Jones”), another leading proxy voting advisory firm, has recommended that Ultratech stockholders vote the GOLD proxy card at the Company’s upcoming Annual Meeting for Neuberger Berman’s two independent director candidates, Dr. Ronald Black and Ms. Beatriz V. Infante.

In its research report, Egan-Jones concluded:

“…[T]he current board needs a revamp, given its poor structure relating to related family interests, long board tenures and excessive compensation relative to performance.”

“We are convinced that two of the dissident shareholders’ nominees, [Dr. Ronald Black and Ms. Beatriz V. Infante] would work to the benefit of the shareholders given their fresh ideas and perspective, level of industry expertise, public company experience and diversity.”

“…[T]he current management and Board are responsible for the Company’s dismal performance relative to its peers over the years and poor capital allocation.”

“…[T]he current management and Board were not able to execute a strategic plan that maximized shareholder value.”

Egan-Jones is the third prominent independent proxy voting advisory firm, along with ISS and Glass Lewis, to recommend that stockholders vote for both of Neuberger Berman’s candidates on the GOLD proxy card.

Benjamin Nahum, Senior Portfolio Manager and Managing Director of Neuberger Berman Investment Advisors LLC, commented, “We are gratified to have now received the recommendation from all three leading proxy advisory firms in the United States. We welcome Egan-Jones’ endorsement and urge our fellow stockholders to vote their GOLD proxy card today to elect two seasoned, well-regarded business professionals - Dr. Ronald Black and Ms. Beatriz Infante.” Mr. Nahum continued, “None of the independent proxy advisory firms have expressed satisfaction with the current state of affairs or the current Board of Directors. Ultratech stockholders have an opportunity at this year’s annual meeting to send a clear message to this board: The time for change is now. The status quo is no longer acceptable!”

Neuberger Berman remains eager to find a mutually agreeable resolution to reconstitute the Board in a manner that is in the best interest of all stockholders. The parties have not been able to reach such an agreement. As a result, Neuberger Berman continues to encourage fellow Ultratech stockholders to vote for change by signing and returning the GOLD proxy card today.

Neuberger Berman also encourages its fellow stockholders to review the definitive proxy materials, and additional solicitation materials including stockholder letters and its investor presentation, all of which are available at www.HelpFixUTEK.com.

PLEASE SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

Stockholders with questions should contact Okapi Partners LLC at (212) 297-0720 or Toll-Free (855) 208-8902.

IMPORTANT INFORMATION

On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech, Inc. (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation"). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card has been or will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www.sec.gov, from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com .

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted in this letter, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to use any quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.

Ultratech Stockholders:

Bruce Goldfarb / Pat McHugh / Lydia Mulyk

Okapi Partners

(212) 297-0720

info@okapipartners.com

Press:

Alexander Samuelson

Neuberger Berman

(212) 476-5392

Alexander.Samuelson@NB.com